Exhibit 99.1

PROCERA NETWORKS, INC., #4291519
PROCERA NETWORKS INCORPORATED
FIRST QUARTER 2010 RESULTS
May 10, 2010, 16:30 PM ET
Chairperson:  James Brear (Mgmt.)

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the Procera

Networks Incorporated First Quarter Financial Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one, on your touch tone phone.  If you’d like to withdraw your question, please press the star, followed by the two.  If you are using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Monday, May 10th, 2010.

I would now like to turn the conference over to Charles Messman of The MKR Group. Please go ahead.

Charles Messman:
Good afternoon and welcome to Procera Networks First Quarter 2010 Financial Results Conference Call.  On the call today are Jim Brear, CEO of Procera, Charles Constanti, CFO, and John Linden, Vice-President of Marketing.

Before we begin, let me note that the information about to be discussed contains forward-looking statements including statements related to the expected demands for Procera Networks products and expectations for Procera’s performance in 2010.  These forward-looking statements involve risks and uncertainties as well as assumptions that, if they do not fully materialize or prove incorrect, could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including risks related to our ability to raise capital; the acceptance and adoptions of our products; our ability to service and upgrade our products; lengthy sales cycles and lab and field trial delayed by service providers; our dependence on limited product line; our dependence on key employees; our ability to compete in industry with companies that are significantly larger and have greater resources; our ability to protect our intellectual property rights in a global market; and to manufacture product quickly enough to meet potential demand; our ability to raise capital and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities Exchange Commission. More information about these and other risks that may impact Procera Networks’ business are set forth in the company’s Forms 10-Q for the quarter ended March 31st, 2010, and its Form 10-K filed for the year ended December 31st, 2009.   All forward-looking statements in this presentation are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Procera Networks, Inc	05/10/2010

With that said, I’d now like to turn the call over to Procera’s CEO. Jim?

James Brear:
Thanks and welcome everyone.  We continue to successfully execute our corporate strategy to become the market leader in network traffic management.  We have made substantial progress with our key growth initiatives.  Revenue in the first quarter was $3.3 million, a 12% increase year-over-year.  Bookings in the third quarter were $3.5 million.  Our top line was directionally inline with our projections, up year-over-year and down sequentially and we continue to project a back-ended loaded year similar to our trends in 2008 and 2009.

Excluded from our first quarter revenue was approximately $400,000 of product shipped and installed at one of the recently announced new Tier-1 mobile operators.  This shipment did not meet the requirements for revenue recognition in the first quarter, but nevertheless represented an important achievement for Procera.  As we continue to grow our business with major service providers, we expect to see more transactions with longer revenue recognition cycles.  During the quarter, our participation in Tier-1 trials expanded as we were awarded initial orders from two new service providers which were a mobile operator and a managed service provider.  These customers have the potential to become quite significant for the company in the coming years. We have 11 Tier-1 trials that are active or planned over the next 60 days with potential customers.

We entered the second quarter of the strong pipeline of upcoming trials and are focused on obtaining initial orders from these trials and obtaining follow-on orders from existing customers.  The life cycle of these trials has been about 12 months, but we are now seeing that the timeline is shrinking to six to nine months, reflecting more actively on the mobile carrier side with shorter sales cycles along with Procera’s stronger brand recognition.

To date… we anticipate orders this year from existing─excuse me─from the customer win that we had last year in Q4, we anticipate sizeable follow-on orders this year in the range of 30% from the original contract value, which was approximately 10 million.  We continue to expand our basic customers in our target high growth verticals that include cable and mobile service providers and we are actively engaged with major companies in these verticals.

As we announced in April of last year, we had four initial trials with potential Tier-1 customers, two of which turned into meaningful wins at the end of 2009.  We are pleased to note that we are now very close to signing a multi-year master supply agreement and an initial order with the third company from that original group which is one of the largest service providers in the world.  We will update you on our progress; however, we cannot announce the name of this customer.

Procera Networks, Inc	05/10/2010

Our go-to-market strategy remains a combination of direct sales and partnerships.  We have been making incremental investments to grow our direct sales force and capabilities.  In the first quarter we added three people to our sales force.  These new team members are specifically dedicated to building partnerships in mobile opportunities.  As part of this investment, we’ve also added to our Research and Development team to further enhance our product leadership and best of breed solutions.  We are also making progress in our goal to expand the reach and efficiency of our distribution by acquiring more reseller partners and partnering with OEM’s.  We’ve added six new channel partners year-to-date which are mainly focused on higher education and Tier-3 carriers.  By mid-year we expect to have added a total of more than 12 new partners from various regions around the globe.  We’ve also made good progress with OEM’s and are targeting the addition of one or two OEM partners focused on Tier-1 carriers by the end of the year.

Let me now turn the call over to John Linden, our Vice-President of Marketing, to provide more color on a recent launch of the PacketLogic 8720.

John Linden:	Thanks Jim. On our last earnings call, we talked about the rapid growth in the 10-gig market. On this call, I’d like to talk about our latest product addition that addresses this specific opportunity.

PacketLogic PL8720 was announced in early April, will be generally available in June and is a game changer by shifting the economics of DPI.

PacketLogicPL8720 is a 10-gig Intel-based appliance.  Ten-gig DPI has been the privilege of chassis-based solutions and is in the upper scope of what most of our competitors can offer in their high-end products.  We believe that this cost efficiency of PL8720s architecture enables the best price performance ratio of any DPI product in the market today.

We are addressing two primary opportunities with this.  The first is anyone hesitant to invest in DPI until they’ve completed a costly 10-gig network upgrade.  Not having to do a forklift upgrade and a sequential bandwidth based license model of PL8720 removes this obstacle.  Multiple units can also be stacked to increase total capacity of an installation.

The second opportunity of installation is with many one-gig ports and where corresponding capacity is required.  PacketLogic PL8720 offers unchallenged price per port of any DPI system, thanks to its port density.  The use case for port density is crucial has presented itself in DSL, which is a new customer segment for Procera where DPI, historically, has had limited traction and success.  In addition to new potential customer groups, PL8720 is first and foremost intended for our existing target customers in cable, mobile and higher education where there is a catalyst for new opportunities and new deals.  We have already received pre-orders from a Tier-1 MSO, from universities and a significant mobile operator.  This is evidence of what may become a success and disruption to the DPI industry.  Still, it would not significantly impact our sales of PacketLogic PL10000 that contributes more than 70% of our revenue.  This product still satisfies other scenarios and is perfectly positioned for this.  PL10000 is what the industry defines as carrier grade and will continue to be the preferred choice for Tier-1s.

Procera Networks, Inc	05/10/2010

I also would like to touch briefly on the recent developments in the net neutrality debate.  You are probably familiar with the court ruling a month ago about FCC not having authority to penalize Comcast to blocking peer-to-peer traffic.  FCC’s response came late last week.  Both the court ruling and FCC’s counter action are legal technicalities, the way I see it, where the core of the matter is whether FCC should have an ancillary or statutory authority over broadband Internet services.  The latter would require reclassification of broadband Internet access to be considered telecommunication service.  FCC came up with a slightly unexpected, though creative, third way approach, where only the transmission of broadband access is considered telecommunication service.  FCC also suggested only six out of 48 telecommunication regulations should apply which is in line with the philosophy not to over regulate the Internet.  Quote:  “An understanding  that government has a vital but limited role in advancing common goals, for example by helping tackle core infrastructure and public safety challenges providing basic rules of the road to enable markets to work fairly.”  End quote.

The main objective is to ensure the possibility for everyone to get connected and prefer everybody to have a choice by fostering competition.  But FCC is absolutely right; the most important jury will not be them but rather the public.  ISPs cannot fly under radar, but are forced to be transparent to avoid the online mob when misbehaving where end users will create a wave of opinion and cause customers to vote with their feet, or rather their wallets.

The third way approach is still only a recommendation for FCC that will be sent up for review.  We expect no significant impact on our business due to these two recent events, nor if the suggested approach should eventually pass.

ISPs invest in DPI for several different reasons and though growing, it’s still a fraction of the total infrastructure budget.  FCC explicitly said that the service packaging and pricing will not be covered by these statutory authorities.  We believe that this finally enables more innovative service creation which will eventually benefit the end users.  Quote: “FCC policy should not include regulating Internet content, constraining reasonable network management practices of broadband providers or stifling new business models or manage services that are pro-consumers and foster innovation and competition.”  End quote.  Net neutrality is not about technology.  It certainly is not an issue of any specific technology.  It’s a question of business, ethics, behavior and use of technology.  We offer our experience on the topic since we work with these questions and the affected ISP’s and we hope to see more steps towards the final decision of net neutrality.  In the meantime, it’s business as usual.

Procera Networks, Inc	05/10/2010

With that, I will now turn the call over to Charles, to review the financials.

Charles Constanti:
Thank you, John.  The financial results discussed today include both GAAP and non-GAAP financial measures.  A reconciliation of GAAP to non-GAAP measures can be found on the financial tables posted with our earnings release on the Investor Relations portion of our website at www.proceranetworks.com.

I will now review our first quarter 2010 financial results.  First quarter net revenue was 3.3 million, a 12% increase over 2.9 million in the first quarter of last year.  Product revenue for the first quarter was 2.4 million, a 10% increase year-over-year reflecting increased sales of our high end  PL10000 product.  Support revenue for the quarter was 911,000, a 17% increase year-over-year and a 5% increase sequentially reflecting continued expansion of the installed base of our product to which we have sold ongoing support services.  Non-GAAP gross margin was 53% in the quarter compared to 50% in the preceding quarter and 53% in the first quarter of last year.  First quarter gross margin reflects the benefit of an increased mix of higher margin support revenue.  On a GAAP basis, the gross margin increased to 52% from 39% in the first quarter of last year.  That increase reflects that intangible assets amortized to COGS in the first quarter of last year became fully amortized last year.

Non-GAAP operating expenses in the first quarter were 2.9 million, a 17% reduction from the preceding quarter and up 4% from the first quarter of last year.  This sequential decline reflects lower commissions and variable pay in Q1 compared with Q4.  The increase from the first quarter of last year reflects new hires in Sales and Marketing.

On a GAAP basis, operating expenses declined year-over-year by 465,000 or 13%.  This decline reflects that intangible assets amortized to operating expenses became fully amortized last year.  We expect operating expenses to increase sequentially from Q1 to Q2 in anticipation of higher commissions and new hires in Sales and Marketing and Research and Development.

On a non-GAAP basis, the company reported a net loss for the quarter of 1.2 million compared to a non-GAAP net income of 1.1 million in the preceding quarter and a non-GAAP net loss of 1.3 million in the first quarter of last year.  Our GAAP net loss for the quarter was 1.5 million compared to… compared with the net loss of 2.3 million in the first quarter of last year. Our non-GAAP measures exclude the non-cash impacts of stock-based compensation and amortization of acquisition-related intangible assets.

Procera Networks, Inc	05/10/2010

We ended the quarter with approximated 10.1 million of cash reflecting the 3 million of cash generated from operations in the first quarter and proceeds from our registered direct common stock offering that closed in the first quarter.  The 3 million of cash from operations in the first quarter is from the collection of accounts receivable following our record sales in the fourth quarter of 2009.  This marks the second quarter in the company’s history in which we’ve generated positive operating cash.

With that, I’ll turn the call back to Jim to discuss our outlook.

James Brear:
Thank you, Charles.  We want to remind investors of our typical seasonality of our business on a quarterly basis.  In general, we expect our quarterly revenues as a percent of total revenue to follow a similar pattern as in 2008 and 2009, which means that a majority of our revenue will come in the back half of this year.  For the full year 2010 we are reiterating our guidance for total revenue growth of approximately 40% year-over-year or $28 million.  We believe the total adjustable market for network traffic management will increase by 33% in 2010 to approximately $400 million, up from $300 million in 2009.  We expect Procera will continue to grow above market and take share.

Thank you again for joining us on this call today and I look forward to taking your questions.

Operator:
Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.  Once again, if you would like to ask a question, please press star, one.

And our first question comes from the line of Alex Kurtz with Merriman and Company. Please go ahead, sir.

Alex Kurtz:
Yes, thanks.  Jim, regarding the FCC statement that was put out last week, have you spoken with any of your large customers in the US and sort of what’s their initial take on that and how does that play against deal flow for the rest of the year?

James Brear:
Yes, I have spoken to quite a few carriers, not only in North America but globally and, again, the feeling is, as I stated before, we really see it as a non-event and we don’t see it as a material impact to our business this year.

Alex Kurtz:	So no customers delaying, no customers maybe even accelerating orders, who knows? But no… no material impact yet?

James Brear:	At all.

Procera Networks, Inc	05/10/2010

Alex Kurtz:
Okay.  Moving on to the next question, the $400,000 deal that you called out, was that slated to close in Q1 and something happened at the end?  Sort of what… what was the circumstances there and why did you highlight it?

James Brear:
We highlighted it because obviously we were hoping it would be in Q1 revenue but there was some language in the agreement that required some rev… some new recognition in terms of a soak.  Charles, how would you…?

Charles Constanti:	Yes. It was acceptance period and soak period that Jim mentioned.

Alex Kurtz:	Okay so where does that deal stand now? Is it closed yet?

James Brear:	It’s installed and…

John Linden:	No, we don’t… that will come in the future.

Alex Kurtz:	Okay, but do you think you can close it this quarter?

John Linden:	We believe we should get acceptance this quarter.

Alex Kurtz:
Okay.  Just moving on to the next item here, gross margins Charles.  You know, you guys launched this new product that obviously, I think, has less… it’s Intel-based, probably better margins.  What’s the… how should we be thinking about gross margin on a sequential basis?  Obviously volume will help but can you just talk about some of the other levers you have going on?

Charles Constanti:
So… so we have a good… you know, we do have a reasonable outlook for our gross margins.  We’re not giving specific guidance on it but we are… our goal is to… you know, trend up from where we are today.  Achieving the 52% is pretty good on 3.3 million of revenue so I think we’re showing that the model has the ability to generate increasing margins.

Alex Kurtz:	But you still expect to be able to grow your blended gross margin year-over-year?

Charles Constanti:	We do, yes.

Alex Kurtz:	Okay. Charles, can you break out the other stock-based comp by line item?

Charles Constanti:	I do.

Alex Kurtz:	Can you just call that out, please?

Charles Constanti:	Let me… let me pull it up. Do you have any other questions?

Procera Networks, Inc	05/10/2010

Alex Kurtz:
Yes.  Just, while you look that up, Jim, can you just give me the sense of competition?  Again, Sandvine and Allot and Cisco, then in the educational markets what you’re seeing from PacketShaper from Blue Coat?

James Brear:
My comment on the competition is they’re all… you know, strong competitors but as I stated in the past, we still feel very confident about our advantages, predominantly in our features set as well as in terms of our overall performance and scalability so we’re very bullish on how we compete and we’ve seen no change there.

Alex Kurtz:	What about specifically in the different markets? I mean are you seeing stuff… what would be an update on Blue Coat and PacketShaper?

James Brear:
Again, our value proposition in that market is not only do we have a significantly more feature-rich product but we have a scalability advantage and when you look at higher education particularly, they’re looking for something to migrate to 10-gig capabilities as they upgrade their backbones and obviously with the 8720 being launched, it’s a perfect fit for them to move very elegantly into 10-gig DPI.

Alex Kurtz:	Okay. And that multi-year master service agreement…

James Brear:	Yes.

Alex Kurtz:	That you mentioned, is that a cable company?

James Brear:	I can’t… I can’t tell you anything about it unfortunately. I’d love to but I can’t.

Alex Kurtz:	Okay. And the comment about the sales cycles shrinking, do you see that specifically in this quarter or last quarter when things went from 12 months down to six to nine with the carriers?

James Brear:
Yes, I’d say we’ll see it this year and I’d say what we’re seeing is a lot more opportunities with the opportunities most… the majority in the cable side… I mean, excuse me, in the mobile oper… mobile side and it’s global in nature.

Alex Kurtz:
So… so Jim, looking at your guidance for the year, obviously you’re going to be very back-end loaded I guess like, you know, the last couple of years here.  What… what gives you conviction today about all those large deals that are in the pipeline?  You know, what makes you feel like, you know, that’s still a hittable… you know, a target you can hit?

James Brear:
Well, you know, if you go back in time, what we’ve stated is that we’ve had some initial successes in early 2009 that translated into some very good success in the back end of the year.  We see a similar phenomena and the fact that we made this statement around this MSA I think is a very good proof point of that.

Procera Networks, Inc	05/10/2010

Alex Kurtz:	Okay and…

Charles Constanti:	Alex, I have the numbers for you. So for the reconciling items, stocks… this is all stock-comp: margin, 22,000; R&D 5,000; Sales and Marketing 63,000; G&A 215,000.

Alex Kurtz:	Okay. So Charles, you’re expecting, you know, maybe a couple of hundred thousand dollar kind of sequential growth in op ex? Is that sort of what you’re targeting?

Charles Constanti:	In total op ex?

Alex Kurtz:	Yes, for the June quarter non-GAAP.

Charles Constanti:	So from Q1 to Q2?

Alex Kurtz:	Yes.

Charles Constanti:	In that… in that range.

Alex Kurtz:	Okay. And just last question guys; where does, you know, plans on the reverse split sit right now? Is that something you guys have included in the proxy? And I’ll jump off from there. Thank you.

James Brear:
Yes, so obviously we’ve gotten a lot of questions on the reverse split and, you know, based on my comments last earnings call, we’ve had a lot of people interested and recommending a reverse so what we did is we basically put it on the proxy as a vote and obviously we think it’s in the shareholders’ best interest to look for avenues to increase new investors that maybe are unable to invest in penny stocks.  Charles, do you have any comments?

Charles Constanti:
Yes, just no, we have not made a decision to do a reverse split so what’s on the proxy is to give authority to the Board to do a reverse split.  That authority would last until the next Annual Meeting so it would last, you know, around a year or so and of course we would only be looking to do it if we saw it being in the best interest of stockholders.

Alex Kurtz:	A last question for you, Charles. What’s the fully diluted share count, you know, entering the June quarter?

Charles Constanti:	I believe shares outstanding are 112.

Alex Kurtz:	Okay.

Procera Networks, Inc	05/10/2010

Charles Constanti:	And then we have options and warrants outstanding which brings us up to around 1… 126.

Alex Kurtz:	Okay. Great. All right, thank you, guys.

James Brear:	Thank you, Alex.

Operator:	Thank you. Our next question comes from the line of Jack Edelman with SMH Capital. Please go ahead.

Jack Edelman:	Morning guys. I think it’s a very good quarter and really appreciate your comments, Jim and Charles.

James Brear:	Thanks.

Jack Edelman:
It sounds like the momentum is certainly with you going forward with a 28 million revenue figure.  These ought to be good quarters coming ahead.  I, for one, am in favor of the reverse split, particularly in lieu of what sounds like the fact that your quarters will be sequentially improving and, with good news coming up, normally a reverse split in my history of finding it is that it turns out to be a short-term negative and a positive long-term and I think for this company it’s… it’s very much of a positive.

One question here; you’ve got a good balance sheet right now and certainly as a result of the offering and the receivables collected.  Do you think that going forward you will continue… do you suspect you will continue to have positive cash flow?

Charles Constanti:	We won’t have positive cash flow in each quarter.

Jack Edelman:	You will or you won’t? I couldn’t hear you. I’m sorry.

Charles Constanti:	Not necessarily have positive cash each quarter.

Jack Edelman:	Okay.

Charles Constanti:
So, you know, it’s going to very much depend on are we building inventory for key customers?  Are we building A/R?  And our… and our bottom line but we… our goal is to be cash flow positive for the year.

Jack Edelman:
Okay.  And in lieu of that, with the balance sheet the way it is right now, have you found yet that your potential and existing customers are looking more positive on you simply because of the balance sheet?

James Brear:	Yes. It’s had the desired effect of bringing confidence to the company and ensuring them effectively that we…

Jack Edelman:	You’re going to be around, yes.

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James Brear:	We’ll be around to support them.

Jack Edelman:
Okay.  So it has worked out very positively so far.  That’s what I was getting at.  The margins continue to be good in the recurring revenues, the maintenance agreements.  I presume those will continue to grow.  It was 900,000, I believe, this quarter.  Obviously as you get more contracts you’re probably pulling in maintenance contracts with each of those… each of those that come forward.  Is that correct?

Charles Constanti:	That’s correct.

Jack Edelman:	Okay. That’s all I’ve got and congratulations. Good job.

Charles Constanti:	Thank you, Jack, for the feedback.

James Brear:	Thanks, Jack.

Operator:	Thank you. Ladies and gentlemen, that does conclude our question and answer… answer portion. I would now like to turn it back over to Management for any closing remarks. Please go ahead.

James Brear:	Okay. Thank you for joining the call and we look forward to being on the call with you again for the Q2 results. Thanks.

Operator:
Thank you.  Ladies and gentlemen, this concludes our conference for today.  If you would like to listen to a replay of today’s conference, please dial (303) 590-3030 or 1 (800) 406-7325 using the access code 4291519.

END

Procera Networks, Inc	05/10/2010